SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of Earliest Event Reported): March 2, 2008
CSK AUTO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization)	001-13927 (Commission File Number)	86-0765798 (I.R.S. Employer Identification No.)

645 E. Missouri Ave., Suite 400, Phoenix, Arizona (Address of principal executive offices)	85012 (Zip Code)
Registrant’s telephone number, including area code: (602) 265-9200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer
SIGNATURES

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 2, 2008, the Compensation Committee of the Board of Directors of CSK Auto Corporation (the “Company”) approved various retention, severance and other compensation arrangements for the Company’s senior management. The Committee approved these arrangements at this time based on the non-management directors’ determination that it was in the Company’s stockholders’ best interests that senior management participate in a positive manner in the strategic review process currently underway and remain keenly focused on the business pending completion of that process, and potentially well beyond that time should the Company remain independent.
     In addition, the non-management directors recognized that the annual grant of equity awards planned for Spring 2008 in accordance with the Company’s internal guidelines and practices would not be practicable under the current circumstances; therefore, it adopted the Cash-In-Lieu Bonus Plan to provide additional incentives to employees of the Company (including all executive officers) who would otherwise have been eligible to receive equity-based compensation awards for 2008. The Cash-In-Lieu Bonus Plan provides for cash payments to plan participants in amounts based on a percentage of the participant’s current base salary, which percentages generally are based upon the Company’s existing equity grant guidelines. Bonus amounts awarded under the Plan will be generally payable in two installments, 50% on March 1, 2009 and 50% on March 1, 2010, subject to the participant’s continued employment through each such date. In the event of a change of control of the Company (as defined under the Plan), the bonus amounts awarded under the Plan will become payable in full (to the extent unpaid) on the earliest of (i) the afore-referenced payment dates, (ii) the date that is six months following the consummation of the change of control, or (iii) the date that the participant’s employment is terminated by the Company without cause or by the participant for good reason (as each such term is defined under the plan), in each case subject to the participant’s continuous employment with the Company through the payment date.
     In addition, on March 2, 2008, the Board of Directors of the Company’s wholly owned subsidiary, CSK Auto, Inc., approved amendments to its employment agreement with the Company’s Chief Executive Officer, Lawrence N. Mondry, as well as amendments to the severance and retention agreements between CSK Auto, Inc. and each of its Executive Vice Presidents and Senior Vice Presidents. These amendments provide the executives with the following additional benefits:
•	In the event that a change of control (as defined under the agreements) is consummated during the 2008 fiscal year and the executive officer either remains employed by the Company for a period of six months following the change of control or suffers a termination of employment by the Company without cause (as defined under the agreements) or by the executive for good reason (as defined under the agreements), (i) if the executive’s employment terminates prior to the end of the 2008 fiscal year, the executive will be entitled to a pro-rata annual bonus (paid at the target bonus level), with such pro-ration based on the greater of the actual number of months the executive was employed during the 2008 fiscal year or the number of months between February 4, 2008 and the six month anniversary of the closing date of the change of control transaction or (ii) if the executive remains employed by the Company through the end of the 2008 fiscal year, the executive will be entitled to an annual bonus for 2008 equal to the executive’s target bonus for the year.

•	For each executive officer other than Mr. Mondry (whose employment agreement already included a similar benefit), the severance benefits ordinarily payable under the agreements upon a termination of employment by the Company without cause or by the executive for good reason following a change of control will also become payable if the applicable executive resigns for any reason during the thirty-day period commencing on the six-month anniversary of the closing date of the change of control transaction.

•	For Mr. Mondry (but not the other executives who are already entitled to a similar benefit), in the event of any termination of employment by the Company without cause or by the executive for good reason, Mr. Mondry and his eligible dependents will be entitled to continued health benefits for one year period following termination of employment on the same terms and conditions as currently applicable to the other executive officers.
     On March 2, 2008, the Board of Directors of CSK Auto, Inc. also adopted the 2008 General and Administrative Staff Incentive Plan (the “Bonus Plan”) to afford eligible associates and officers the opportunity to be rewarded for their efforts during the 2008 fiscal year. The Bonus Plan is intended to assist the Company in attracting, retaining and motivating key personnel and reward eligible associates for assisting the Company in achieving its operational and strategic goals through their individual performance during the 2008 fiscal year. Under the Bonus Plan, bonus awards for the Company’s executive officers, which are subject to the special bonus arrangements discussed above in the event of a change of control, are to be calculated using a predetermined percentage of a participant’s annual base salary relative to achievement of specified target levels, which for all executive officers other than Mr. Mondry

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are based on (1) the participant’s level of individual performance (25% of total bonus potential) and (2) pre-established Company performance goals (75% of total bonus potential); Mr. Mondry’s bonus award shall be based solely on attainment of pre-established Company performance goals.

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SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: March 6, 2008

CSK AUTO CORPORATION
By:	/s/ Randi Val Morrison
Name:	Randi Val Morrison
Title:	Senior Vice President, General Counsel and Secretary

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